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                                                                    EXHIBIT 99.1


NAUGATUCK VALLEY FINANCIAL CORPORATION REPORTS THIRD QUARTER RESULTS

         Naugatuck, CT, October 26, 2004. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ National Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced a net loss of $893,000 for the quarter ended September 30, 2004 versus net income of $427,000 for the quarter ended September 30, 2003. In addition, the results for the nine month period ended September 30, 2004 was a net loss of $115,000 compared to net income of $1.3 million for the nine months ended September 30, 2003. Because the formation of the Company was completed on September 30, 2004, per share data is not meaningful for this quarter or prior comparative periods and is therefore not presented.

         On September 30, 2004, the Company closed on the sale of 3,269,881 shares of common stock in connection with the reorganization of the Bank into the mutual holding company form of organization. The shares sold represent 43% of the outstanding common stock of the Company. The Bank formed the Company to own the Bank as part of the reorganization. Naugatuck Valley Mutual Holding Company, the federally chartered mutual holding company parent formed by the bank, owns 55% of the outstanding stock of the company. As part of the reorganization 152,087 shares of the common stock, equal to 2% of the number of shares issued in the reorganization, were contributed to Naugatuck Valley Savings and Loan Foundation, a charitable foundation formed to support community organizations that contribute to the quality of life in the communities in which Naugatuck Valley Savings and Loan operates.

         The net loss is the result of three one-time charges;
                                             --------
              1) The establishment and funding of Naugatuck Valley Savings and Loan Foundation with 152,087 shares of the Company's common stock resulting in a charitable contribution expense of $1.5 million.
              2)   Losses on the sale of investments totaling $180,000.
              3) A prepayment charge in the amount of $498,000 for the early payoff of $9.6 million of Federal Home Loan Bank borrowings.

         Net interest income for the quarter ended September 30, 2004 totaled $2.3 million compared to $2.1 million for the quarter ended September 30, 2003. The increase in net interest income during the three month period of 10.7% over the 2003 period was the result of a 5.1% increase in total interest income combined with a 6.6% decrease in interest expense. The increase in net interest income is attributed primarily to additional interest earned on Federal Funds. The rates and balances on Federal Funds were higher during the 2004 period. The balance of the increase is due to higher loan balances which is partially offset by lower average yields. The increase in net interest income over the nine month period is a result of a decrease in interest expense. Interest expense decreased in both three and nine month periods in 2004 as we were able to lower rates on deposit accounts along with an increase in the balance of lower rate core deposit accounts, which consist of checking accounts and regular savings accounts.



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         Non interest income was $149,000 for the quarter ended September 30,
2004 compared to $213,000 for the quarter ended September 30, 2003. The decrease was the result of the loss on sale of investments of $180,000, offset by an increase of $30,000 in new income from investment advisory services, along with a $26,000 increase in loan fees and service charges and a $6,000 increase in income from Bank Owned Life Insurance. The 2003 period included a $53,000 loss on the sale of fixed rate mortgages. Non interest income was $788,000 for the nine months ended September 30, 2004 compared to $803,000 for the period ended September 30, 2003. This decrease was the result of a net loss on sale of investments of $156,000, offset by an increase of $87,000 in income from investment advisory services, an increase of $21,000 in loan fees and charges and a $59,000 increase in income from Bank Owned Life Insurance over this period.

         Non interest expense was $3.9 million for the quarter ended September 30, 2004 compared to $1.7 million for the quarter ended September 30, 2003. The increase was the result of the establishment and funding of Naugatuck Valley Savings and Loan Foundation which increased expenses by $1.5 million before tax, along with the prepayment charge on the FHLB borrowings of $498,000, along with an increase of $144,000 in compensation costs and an increase of $16,000 in advertising expenditures over the 2003 period. Non interest expense was $7.6 million for the nine months ended September 30, 2004 compared to $5.0 million for the nine months ended September 30, 2003. This increase was primarily due to the establishment of the Foundation and the prepayment charge on the FHLB borrowings as stated above along with a $480,000 increase in compensation costs, a $34,000 increase in computer processing costs and a $38,000 increase in advertising expenditures, partially offset by a $71,000 decrease in losses associated with foreclosed real estate.

          Total assets were $329.7 million at September 30, 2004 compared at $243.9 million at December 31, 2003. The increase in assets at September 30, 2004 is primarily attributable to stock oversubscriptions, which have been returned to subscribers.

         Total liabilities were $278.5 million at September 30, 2004 compared to $222.7 million at December 31, 2003. Liabilities also included the oversubscriptions. Deposits at September 30, 2004 were $194.9 million, an increase of $11.5 million or 6.2% over December 31, 2003. Advances from the Federal Home Loan Bank of Boston decreased from $35 million at December 31, 2003 to $25 million at September 30, 2004 due to the prepayment of $9.6 million of high rate advances with a weighted average rate of 5.29%. These prepayments were funded primarily through the sale of $9.3 million of investments with a weighted average rate of 3.56%, resulting in the $180,000 loss discussed above.

         Shareholders equity increased from $21.2 million at December 31, 2003 to $51.2 million at September 30, 2004 due to the net proceeds of the stock offering. At September 30, 2004 the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

         Naugatuck Valley Savings and Loan is headquartered in Naugatuck, CT with four other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.



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         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

                         SELECTED FINANCIAL CONDITION DATA
-----------------------------------------------------------------------------------------------------
                                                                 September 30,         December 31,
                                                                     2004                 2003
--------------------------------------------------------------------------------   ------------------
                                                                 (UNAUDITED)           (AUDITED)
                                                                         (in thousands)
ASSETS
Cash and due from depository institutions                          $     5,706        $     4,752
Investment in federal funds                                             80,881              5,023
Investment securities                                                   24,651             38,727
Loans receivable, net                                                  202,204            180,378
Deferred income taxes                                                    1,008                427
Other assets                                                            15,215             14,649
                                                                 ---------------     --------------
      TOTAL ASSETS                                                 $   329,665        $   243,956
                                                                 ===============     ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits                                                        $   194,917        $   183,455
   Advances from Federal Home Loan Bank of Boston                       25,017             34,990
   Other liabilities                                                    58,545              4,294
                                                                 ---------------     --------------
      TOTAL LIABILITIES                                                278,479            222,739
                                                                 ---------------     --------------
Stockholders' Equity                                                    51,186             21,217
                                                                 ---------------     --------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $   329,665        $   243,956
                                                                 ===============     ==============


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

                                       SELECTED OPERATIONS DATA
=========================================================================================================
                                                          Nine Months Ended        Three Months Ended
                                                            September 30,             September 30,
                                                       ------------------------  ------------------------
                                                          2004         2003         2004         2003
---------------------------------------------------------------------------------------------------------
                                                                           (UNAUDITED)
                                                                         (in thousands)
Total interest income                                  $    9,348   $    9,525   $    3,265   $    3,108
Total interest expense                                      2,794        3,271          942        1,009
                                                       -----------  -----------  -----------  -----------
      Net interest income                                   6,554        6,254        2,323        2,099
                                                       -----------  -----------  -----------  -----------
Provision for loan losses                                       -           45            -            -
                                                       -----------  -----------  -----------  -----------
Net interest income after provision for loan losses         6,554        6,209        2,323        2,099
                                                       -----------  -----------  -----------  -----------
Noninterest income                                            788          803          149          213
Noninterest expense                                         7,635        5,018        3,891        1,687

Income (loss) before provision (benefit)
  for income taxes                                           (293)       1,994       (1,419)         625
Provision (benefit) for income taxes                         (178)         645         (526)         198
                                                       -----------  -----------  -----------  -----------
      Net Income (Loss)                                $     (115)  $    1,349   $     (893)  $      427
                                                       ===========  ===========  ===========  ===========




                                          SELECTED FINANCIAL RATIOS
                                      At or For the Three Months Ended

                                                                  September 30,        September 30,
                                                                      2004                 2003
SELECTED PERFORMANCE RATIOS: (1)
Return on average assets                                                -1.30%                0.72%
Return on average equity                                               -15.94                 8.00
Interest rate spread                                                     3.69                 3.81
Net interest margin                                                      3.70                 3.85
Efficiency ratio (2)                                                   157.08                72.62

ASSET QUALITY RATIOS:
Allowance for loan losses                                         $     1,814           $    1,810
Allowance for loan losses as a percent of total loans                    0.89%                1.06%
Allowance for loan losses as a percent of
  nonperforming loans                                                  171.46               164.25
Net charge-offs (recoveries) to average loans
  outstanding during the period                                          0.01                -0.01
Nonperforming loans                                               $     1,058           $    1,102
Nonperforming loans as a percent of total loans                          0.52                 0.64
Nonperforming assets                                              $     1,058           $    1,205
Nonperforming assets as a percent of total assets                        0.32                 0.51

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.


Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000